Exhibit 99.1

FOR RELEASE	CONTACT:	Ken Mann	Clefton D. Vaughan
September 28, 2006		Investor Relations	Public Relations
		(870) 881-6432	(870) 881-6407

Deltic Announces Sale of 38-Acre Commercial Site

Deltic Timber Corporation (NYSE-DEL) announced today the sale of an approximately 38-acre commercial site located in its Chenal Valley real estate development in Little Rock, Arkansas, to an affiliate of RED Development LLC for development of The Promenade at Chenal, an upscale lifestyle shopping center. Ray C. Dillon, Deltic’s President and Chief Executive Officer, commented, “We are pleased to have closed the sale of this site, located at the key intersection of Chenal Parkway and Rahling Road in the core of the Company’s Chenal Valley development. This closing is the culmination of extensive efforts by Deltic and RED Development and represents a strategic transaction for the Company. Deltic has an additional 135 acres of commercial-zoned acreage adjacent to the site. We feel this transaction will be a catalyst that will further increase the interest in, and value of, these adjacent acres.”

Chenal Valley is a 5,000-acre, upscale planned community, centered around two Robert Trent, Jr. designed golf courses and consists of both residential and commercial property. When fully developed, Chenal Valley will include approximately 750 commercial acres and 4,500 homesites.

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.